Exhibit 33

SUNPOWER CORPORATION

$300,000,000 0.75% Senior Convertible Debentures Due 2018

PURCHASE AGREEMENT

May 22, 2013

DEUTSCHE BANK SECURITIES INC.

As Representative of the Several Initial Purchasers,

c/o	Deutsche Bank Securities Inc.

60 Wall Street

New York, NY 10005

Dear Sirs:

1. Introductory. SunPower Corporation, a Delaware corporation (“Company”), proposes to issue and sell to the several Initial Purchasers named in Schedule A hereto (the “Initial Purchasers”), for whom you are acting as representative (the “Representative”), $300,000,000 aggregate principal amount of 0.75% Senior Convertible Debentures due 2018 (the “Offered Securities”). The Offered Securities will be issued pursuant to the Indenture to be dated as of May 29, 2013 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as Trustee (the “Trustee”). The Offered Securities will be convertible into shares of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”) in accordance with the terms of the Offered Securities and the Indenture. As used herein, “Underlying Securities” means the shares of Common Stock into which the Offered Securities are convertible.

The Offered Securities will be offered and sold to the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the “Act”), in reliance on exemptions therefrom. The Initial Purchasers have entered into a commitment letter, dated as of May 20, 2013, with Total Gas & Power USA SAS (the “Commitment Letter”) pursuant to which such affiliate has committed to purchase from the Initial Purchasers the aggregate principal amount of the Offered Securities set out therein (the “Affiliate Securities”) at the price and upon the terms set forth in the General Disclosure Package (as defined below) and the Final Memorandum (as defined below). The Initial Purchasers propose to make an offering of the remaining Offered Securities (the “Non-Affiliate Securities”) to prospective purchasers at the price and upon the terms set forth in the General Disclosure Package and the Final Memorandum.

In connection with the issuance, offer and sale of the Offered Securities, the Company has prepared a preliminary offering memorandum dated May 21, 2013 (the “Preliminary Memorandum”) setting forth or including or incorporating a description of the terms of the Offered Securities, a description of the Common Stock, the terms of the offering of the Offered Securities, a description of the Company and any material developments relating to the Company after the date of the most recent historical financial statements included or incorporated therein. As used herein, “General Disclosure Package” shall mean the Preliminary Memorandum, as supplemented or amended by the written communications, including the pricing term sheet attached as Schedule B, in the most recent form that has been prepared and delivered by the Company to the Initial Purchasers in connection with their solicitation of offers to purchase Offered Securities prior to the time when sales of the Offered Securities were first made (the “Time of Execution”). Promptly after the Time of Execution and in any event no later than the second business day following the Time of Execution, the Company will prepare and deliver to each Initial Purchaser a final offering memorandum (the “Final Memorandum”). The Company hereby confirms that it has authorized the use of the General Disclosure Package, the Final Memorandum and the Recorded Road Show (as defined below) in connection with the offer and sale of the Offered Securities by the Initial Purchasers.

2. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the several Initial Purchasers that:

(a) The General Disclosure Package does not, at the Time of Execution, and the Final Memorandum will not, as of its date and on the Closing Date, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty as to the information contained in or omitted from the General Disclosure Package and Final Memorandum, in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Initial Purchasers through the Representative specifically for inclusion therein. The Company has not distributed or referred to and will not distribute or refer to any written communications (as defined in Rule 405 of the Act) that constitutes an offer to sell or solicitation of an offer to buy the Offered Securities (each such communication by the Company or its agents and representatives (other than the General Disclosure Package and Final Memorandum), an “Issuer Written Communication”) other than the General Disclosure Package, the Final Memorandum and the recorded electronic road show made available to investors (the “Recorded Road Show”). Any information in an Issuer Written Communication that is not otherwise included in the General Disclosure Package and the Final Memorandum does not conflict with the General Disclosure Package or the Final Memorandum and, each Issuer Written Communication, when taken together with the General Disclosure Package does not, at the Time of Execution, and when taken together with the Final Memorandum as of its date and on the Closing Date, will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

For purposes of this Agreement:

“Closing Date” has the meaning assigned to it in Section 3 hereof.

“Commission” means the Securities and Exchange Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Rules and Regulations” means the rules and regulations of the Commission.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Act.

(b) As of the Closing Date, the Company will have the authorized, issued and outstanding capitalization set forth in the General Disclosure Package and Final Memorandum under the heading “Capitalization”.

(c) The Company is duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except for any jurisdiction where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as a whole (“Material Adverse Effect”).

(d) Each subsidiary of the Company has been duly incorporated and is existing in good standing (or the applicable equivalent thereof) under the laws of the jurisdiction of its incorporation or formation, with power and authority (corporate or otherwise) to own its properties and conduct its business as described in the General Disclosure Package; and each subsidiary of the Company is duly qualified to do business as a foreign corporation or other entity in good standing (or the applicable equivalent thereof) in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification; except for any such jurisdiction where the failure to be so qualified would not have a Material Adverse Effect; all of the issued and outstanding capital stock of each subsidiary of the Company has been duly authorized and validly issued and is fully paid and non-assessable; and the capital stock or other equity interests of each subsidiary owned by the Company, directly or through subsidiaries, is owned free from liens, encumbrances and defects that could, individually or in the aggregate, have a Material Adverse Effect.

(e) The maximum number of Underlying Securities initially issuable upon conversion of the Offered Securities (including the maximum number of shares of Common Stock that may be issued upon conversion of the Offered Securities in connection with a non-stock change of control fundamental change, assuming the Company elects to issue and deliver solely shares of Common Stock in respect of all such conversions) (the “Maximum Number of Underlying Securities”) have been duly authorized and reserved and, when issued upon conversion of the Offered Securities in accordance with the terms of the Offered Securities, will be validly issued, fully paid and non-assessable, and the issuance of the Underlying Securities will not be subject to any preemptive or similar rights.

(f) The Indenture has been duly authorized by the Company and, assuming due authorization, execution and delivery of the Indenture by the Trustee, will constitute a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; the Offered Securities have been duly authorized by the Company; and when the Offered Securities are delivered and paid for pursuant to this Agreement, executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture, the Offered Securities will have been duly executed, authenticated, issued and delivered, will conform to the information in the General Disclosure Package and to the description of such Offered Securities contained in the Final Memorandum and will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(g) When the Offered Securities are delivered and paid for pursuant to this Agreement on the Closing Date, such Offered Securities will be convertible into shares of Common Stock in accordance with the terms of the Indenture. The shares of Common Stock outstanding as of the date hereof have been duly authorized and validly issued, are fully paid and non-assessable, conform to the information in the General Disclosure Package and to the description of the Common Stock contained in the Final Memorandum; none of the outstanding shares of capital stock of the Company are or will have been issued in violation of any preemptive or similar rights of any security holder; and the authorized equity capitalization of the Company is as set forth in the General Disclosure Package.

(h) Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Initial Purchaser for a brokerage commission, finder’s fee or other like payment in connection with this offering.

(i) The Company is subject to and in compliance in all material respects with the reporting requirements of Section 13 of the Exchange Act. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on The Nasdaq Global Select Market, and the Company has taken no action designed to, or reasonably likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from The Nasdaq Global Select Market, nor has the Company received any notification that the Commission or the Financial Industry Regulatory Authority, Inc. (“FINRA”) is contemplating terminating such registration or listing.

(j) No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required to be obtained or made by the Company for the consummation of the transactions contemplated by this Agreement or the Indenture in connection with the issuance and sale of the Offered Securities and issuance and delivery of the Underlying Securities issuable upon conversion of the Offered Securities by the Company, except such as have been obtained and made under the Act or such as may be required under state securities laws. The issuance and sale of the Affiliate Securities pursuant to the Commitment Letter complies with the shareholder approval rules of The Nasdaq Global Select Market (including Market Rule 5635(c)).

(k) The execution, delivery and performance of this Agreement, and the issuance and sale of the Offered Securities and the issuance and delivery of the Underlying Securities issuable upon conversion of the Offered Securities will not result in a breach or violation of any of the terms and provisions of, or constitute a default under (a) any statute, any rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any subsidiary of the Company or any of their properties, (b) any agreement or instrument to which the Company or any such subsidiary is a party or by which the Company or any such subsidiary is bound or to which any of the properties of the Company or any such subsidiary is subject, or (c) the charter, by-laws or other organizational documents, as applicable, of the Company or any such subsidiary, except, in the cases of clauses (a) and (b) above, as would not have a Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated by this Agreement, and in the case of clause (b) above, as has been waived and consented to by the appropriate counterparties, and the Company has full power and authority to authorize, issue and sell the Offered Securities as contemplated by this Agreement and to issue and deliver the Underlying Securities issuable upon conversion of the Offered Securities pursuant to the terms of the Offered Securities and the Indenture.

(l) This Agreement has been duly authorized, executed and delivered by the Company.

(m) Except as disclosed in the General Disclosure Package, the Company and its subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them and material to the Company’s business, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them; and except as disclosed in the General Disclosure Package, the Company and its subsidiaries hold any leased real or personal property material to the Company’s business under valid and enforceable leases with no exceptions that would materially interfere with the use made or to be made thereof by them.

(n) The Company and its subsidiaries possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by them and have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect, except as the General Disclosure Package discloses may occur.

(o) No labor dispute with the employees of the Company or any subsidiary exists or, to the knowledge of the Company, is imminent that is reasonably likely to have a Material Adverse Effect.

(p) Except as disclosed in the General Disclosure Package, the Company and its subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(q) Except as disclosed in the General Disclosure Package, neither the Company nor any of its subsidiaries is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is subject to any claim or threatened action relating to any Environmental Laws, which violation, contamination, liability or claim would individually or in the aggregate have a Material Adverse Effect or otherwise require disclosure in the General Disclosure Package; and the Company is not aware of any pending or threatened investigation which might lead to such a claim. In the ordinary course of business, the Company (1) conducts a periodic review of the effect of Environmental Laws on its business, operations and properties, and the Company has identified and evaluated associated costs and liabilities, and any capital or operating expenditures, required for cleanup or closure of properties under, or compliance with, Environmental Laws or any permit, license or approval, any related constraints on operating activities, and any potential liabilities to third parties; and (2) has conducted environmental investigations of, and has reviewed information regarding, its business, properties and operations, and those of other properties within the vicinity of its businesses, properties and operations; on the basis of such review and investigations, the Company has reasonably concluded that, except as disclosed in the General Disclosure Package, any costs and liabilities associated with such matters would not have a Material Adverse Effect or otherwise require disclosure in the General Disclosure Package.

(r) Except as disclosed in the General Disclosure Package, there are no pending actions, suits, charges (by any governmental entity), investigations, requests for information (by any governmental entity) or proceedings against or affecting the Company, any of its subsidiaries or any of their respective properties that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect or otherwise require disclosure in the General Disclosure Package or the Final Memorandum, or would materially and adversely affect the ability of the Company to perform its obligations under this Agreement, or which are otherwise material in the context of the issuance, offer and sale of the Offered Securities or the issuance and delivery of any Underlying Securities issuable upon conversion of the Offered Securities; and no such actions, suits or proceedings are threatened or, to the Company’s knowledge, contemplated.

(s) The financial statements included or incorporated by reference in the General Disclosure Package and the Final Memorandum present fairly the financial position of the Company and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States (“U.S. GAAP”) applied on a consistent basis and the assumptions used in preparing the as adjusted financial information included or incorporated by reference in the General Disclosure Package and the Final Memorandum provide a reasonable basis for presenting the significant effects directly attributable to the transactions or events described therein.

(t) Except as disclosed in the General Disclosure Package, since the date of the Company’s latest audited financial statements included or incorporated by reference in the General Disclosure Package there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as a whole, and, except as disclosed in or contemplated by the General Disclosure Package, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

(u) All material Tax returns required to be filed by the Company or any of its subsidiaries have been filed in all jurisdictions where such returns are required to be filed, which returns are true, complete, and correct in all material respects and all Taxes shown on such returns have been paid. All material Taxes due or claimed to be due from the Company and each of its subsidiaries have been paid, other than those (1) currently payable without penalty or interest or (2) being contested in good faith and by appropriate proceedings and for which, in the case of both clauses (1) and (2), adequate reserves have been established on the books and records of the Company and its subsidiaries in accordance with U.S. GAAP. Except as disclosed in the General Disclosure Package, no material deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against the Company or any of its subsidiaries. To the knowledge of the Company, the reserves on the books and records of the Company and its subsidiaries in respect of any Tax liability for any taxable period not finally determined are adequate to meet any assessments of Tax for any such period. For purposes of this Agreement, the term “Tax” and “Taxes” shall mean all federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

(v) The Company is not and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package, will not be required to register as an “investment company” as defined in the Investment Company Act of 1940.

(w) Except as disclosed by Total S.A. in its Annual Report on Form 20-F filed with the Commission on March 28, 2013, neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company, its subsidiaries and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith and neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries or has otherwise made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(x) The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial record keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(y) As of the date of this Agreement, there is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”) applicable to the Company.

(z) The Company and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (E) the interactive data in extensible Business Reporting language included or incorporated by reference in the General Disclosure Package and the Final Memorandum is accurate in all material respects. Except as otherwise disclosed in the General Disclosure Package, the Final Memorandum and the documents incorporated therein by reference, the general accounting records of the Company and of each of its subsidiaries provide the basis for the preparation of the Company’s consolidated financial statements under U.S. GAAP and have been maintained in compliance with applicable laws. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it will file or submit under the Exchange Act are recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the Commission, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it will file or submit under the Exchange Act are accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate to allow timely decisions regarding required disclosure.

(aa) Note 1 of the notes to the Company’s audited financial statements included or incorporated by reference in the General Disclosure Package and the Final Memorandum accurately and fully describes in all material respects (1) the accounting policies that the Company believes are the most important in the portrayal of the Company’s financial condition and results of operations and that require management’s most difficult, subjective or complex judgments (“Critical Accounting Policies”); (2) the judgments and uncertainties affecting the application of Critical Accounting Policies; and (3) the likelihood that materially different amounts would be reported under different conditions or using different assumptions and an explanation thereof.

(bb) Except as disclosed in the General Disclosure Package, no material indebtedness (actual or contingent) and no material contract or arrangement is outstanding between the Company or any of its subsidiaries and any director or executive officer of the Company or any of its subsidiaries or any person connected with such director or executive officer (including his/her spouse, children, and any company or undertaking in which he/she holds a controlling interest). There are no relationships or transactions between the Company or any of its subsidiaries, on the one hand, and its affiliates, officers and directors or their stockholders, customers or suppliers, on the other hand, that would be required to be described in a prospectus pursuant to the Act that are not disclosed in the General Disclosure Package.

(cc) There are no material contracts or documents that would be required to be described in a prospectus pursuant to the Act that have not been so described in the General Disclosure Package and Final Memorandum.

(dd) Ernst & Young LLP, who has certified certain financial statements of the Company and its subsidiaries, is an independent public accounting firm within the meaning of the Act and the rules and regulations of the Commission thereunder.

(ee) The statements set forth or incorporated by reference in the General Disclosure Package and the Final Memorandum under the caption “Description of the Debentures,” insofar as they purport to constitute a summary of the material terms of the Offered Securities, under the caption “Description of Common Stock,” insofar as they purport to constitute a summary of the material terms of the Common Stock, fairly summarize in all material respects the matters referred to therein.

(ff) All of the Company’s options, warrants and other rights to purchase or exchange any securities for shares of the Company’s capital stock have been duly authorized and validly issued, conform to the description thereof contained or incorporated by reference in the General Disclosure Package and were issued in compliance with federal and state securities laws. The exercise price of each option issued under the Company’s stock option or other employee benefit plans has been no less than the fair market value of a share of Common Stock as determined on the date of grant of such option, except for option in connection with which appropriate expenses were recorded in accordance with U.S. GAAP. All grants of options were validly issued and properly approved by the board of directors of the Company (or a duly authorized committee or subcommittee thereof) in material compliance with all applicable laws and regulations and recorded in the Company’s financial statements in accordance with U.S. GAAP and no such grants involved “back dating,” “forward dating” or similar practice with respect to the effective date of grant.

(gg) The Company has not sold or issued any securities that would be integrated with the offering of the Offered Securities contemplated by this Agreement pursuant to the Act, the Rules and Regulations or the interpretations thereof by the Commission.

(hh) Neither the Company nor any of its officers, directors or affiliates has taken or will take, directly or indirectly, any action that is designed to or which has constituted or which could reasonably be expected to cause or result in, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities. The Company acknowledges that the Initial Purchasers may engage in passive market making transactions in the Common Stock on The Nasdaq Global Select Market in accordance with Regulation M under the Exchange Act.

(ii) None of the Company, its subsidiaries or any of their respective “Affiliates” (as defined in Rule 501(b) of Regulation D under the Act) has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Act) that is or could be integrated with the sale of the Offered Securities in a manner that would require the registration under the Act of the Offered Securities or (ii) engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) in connection with the offering of the Offered Securities in any manner involving a public offering within the meaning of Section 4(a)(2) of the Act. Assuming the accuracy of the representations and warranties of the Initial Purchasers in Section 7 hereof, it is not necessary in connection with the offer, sale and delivery of the Offered Securities to the Initial Purchasers in the manner contemplated by this Agreement to register any of the Offered Securities under the Act or to qualify the Indenture under the Trust Indenture Act.

(jj) No securities of the Company or any of its subsidiaries are of the same class (within the meaning of Rule 144A under the Act) as the Offered Securities and listed on a national securities exchange registered under Section 6 of the Exchange Act, or quoted in a U.S. automated inter-dealer quotation system.

(kk) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is (a) currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) nor (b) located, organized or resident in a country or territory that is the subject of such sanctions; and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

3. Purchase, Sale and Delivery of Offered Securities. On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, the Company agrees to issue and sell to the Initial Purchasers, and the Initial Purchasers agree, severally and not jointly, to purchase from the Company, (i) at a purchase price of 100.0% of the aggregate principal amount thereof (the “Affiliate Securities Purchase Price”), plus accrued interest, if any, from May 29, 2013 to the Closing Date, all of the Affiliate Securities and (ii) at a purchase price of 97.75% of the aggregate principal amount thereof (the “Non-Affiliate Securities Purchase Price” and, together with the Affiliates Securities Purchase Price, the “Purchase Price”), plus accrued interest, if any, from May 29, 2013 to the Closing Date, all of the Non-Affiliate Securities.

The Company will deliver the Offered Securities to the Representative for the accounts of the Initial Purchasers against payment of the Purchase Price in federal (same day) funds by official bank check or checks or wire transfer to an account at a bank acceptable to the Representative drawn to the order of the Company, at the office of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, at 9:00 A.M., New York time, on May 29, 2013, or at such other time not later than seven full business days thereafter as the Representative and the Company determine, such time being herein referred to as the “Closing Date”. For purposes of Rule 15c6-1 under the Exchange Act, the Closing Date (if later than the otherwise applicable settlement date) shall be the settlement date for payment of funds and delivery of securities for all the Offered Securities sold pursuant to the offering. The Offered Securities so to be delivered will be (i) in the case of the Affiliate Securities, in the form of one or more certificates in definitive form and (ii) in the case of the Non-Affiliate Securities, in the form of one or more permanent global securities in definitive form, in each case in such denominations and registered in such names as the Representative requests. Such certificates and global securities will be made available for checking and packaging at the above office of Davis Polk & Wardwell LLP at least 24 hours prior to the Closing Date. The Company shall deliver the Non-Affiliate Securities, through the facilities of the Depositary Trust Company (“DTC”) unless the Representative shall otherwise instruct.

4. Offering by Initial Purchasers. The Initial Purchasers propose to make an offering of the Non-Affiliate Securities to prospective purchasers at the price and upon the terms set forth in the General Disclosure Package and the Final Memorandum as soon as practicable after this Agreement is entered into and as in the judgment of the Initial Purchasers is advisable.

5. Certain Agreements of the Company. The Company agrees, with the several Initial Purchasers that:

(a) Until the later of (i) the completion of the distribution of the Offered Securities by the Initial Purchasers and (ii) the Closing Date, the Company will not amend or supplement the General Disclosure Package and the Final Memorandum or otherwise distribute or refer to any written communication (as defined under Rule 405 of the Act) that constitutes an offer to sell or a solicitation of an offer to buy the Offered Securities (other than the General Disclosure Package, the Recorded Road Show and the Final Memorandum) or file any report with the Commission under the Exchange Act that is incorporated by reference into the General Disclosure Package or the Final Memorandum unless the Initial Purchasers shall previously have been advised and furnished a copy for a reasonable period of time prior to the proposed amendment, supplement or report and as to which the Initial Purchasers shall have given their consent, which shall not unreasonably be withheld, delayed or conditioned. The Company will promptly, upon the reasonable request of the Initial Purchasers or counsel for the Initial Purchasers, make any amendments or supplements to the General Disclosure Package and the Final Memorandum that may be necessary or advisable in connection with the resale of the Offered Securities by the Initial Purchasers.

(b) (1) If, at any time prior to the completion of the sale by the Initial Purchasers of the Offered Securities, any event occurs or information becomes known as a result of which the General Disclosure Package and the Final Memorandum as then amended or supplemented would include any untrue statement of a material fact, or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if for any other reason it is necessary at any time to amend or supplement the General Disclosure Package and the Final Memorandum to comply with applicable law, the Company will promptly notify the Representative and will prepare, at the expense of the Company, an amendment or supplement to the General Disclosure Package and the Final Memorandum that corrects such statement or omission or effects such compliance and (2) if at any time prior to the Closing Date (i) any event shall occur or condition shall exist as a result of which any of the General Disclosure Package as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or any Issuer Written Communication would conflict with the General Disclosure Package as then amended or supplemented, or (ii) it is necessary to amend or supplement any of the General Disclosure Package so that any of the General Disclosure Package or any Issuer Written Communication will comply with law, the Company will immediately notify the Representative and forthwith prepare and, subject to paragraph (a) above, furnish to the Representative such amendments or supplements to any of the General Disclosure Package or any Issuer Written Communication (it being understood that any such amendments or supplements may take the form of an amended or supplemented Final Memorandum) as may be necessary so that the statements in any of the General Disclosure Package as so amended or supplemented will not, in light of the circumstances under which they were made, be misleading or so that any Issuer Written Communication will not conflict with the General Disclosure Package or so that the General Disclosure Package or any Issuer Written Communication as so amended or supplemented will comply with law.

(c) The Company will furnish to the Representative copies of the General Disclosure Package, any Issuer Written Communication and the Final Memorandum or any amendment or supplement thereto, in each case in such quantities as the Representative reasonably requests. The Company will pay the expenses of printing and distributing to the Initial Purchasers all such documents.

(d) The Company will arrange for the qualification of the Offered Securities for sale and the determination of their eligibility for investment under the laws of such jurisdictions as the Representative designates and will continue such qualifications in effect so long as required for the distribution.

(e) For the period specified below (the “Lock-Up Period”), the Company will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Act relating to, any additional shares of Common Stock regardless of class (the “Lock-Up Securities”) or securities convertible into or exchangeable or exercisable, in each case during the Lock-Up Period, for any shares of its Lock-Up Securities, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of the Representative, except (i) the sale by the Company of the Offered Securities hereunder, (ii) grants of equity awards pursuant to the terms of a plan in effect on the date hereof or disclosed in the General Disclosure Package, (iii)

issuances of Lock-Up Securities pursuant to the exercise of such awards or the exercise of any other equity awards outstanding on the date hereof, (iv) the filing of any amendment or supplements to the Company’s registration statements on Form S-8 (Registration Nos. 333-130340, 333-140197, 333-142679, 333-150789, 333-172477, 333-178027, 333-179833 and 333-186821), (v) the filing of any registration statement on Form S-8 to register shares of its Lock-Up Securities reserved for issuance under the Company’s employee stock plans, (vi) up to an aggregate maximum of 5,000,000 shares of its Lock-Up Securities or other rights to acquire its Lock-Up Securities which the Company may issue in connection with transactions with others (a “Third Party”), including in acquisitions; provided, however, that with respect to all such shares, each Third Party must enter into an agreement that provides that, for the Lock-Up Period, each Third Party will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Lock-Up Securities or securities convertible into or exchangeable or exercisable for any shares of Lock-Up Securities, or publicly disclose the intention to make any such offer, sale, pledge or disposition without the prior written consent of the Representative, (vii) the issuance of shares of Lock-Up Securities in exchange for, or on conversion pursuant to the terms of, indebtedness of the Company outstanding on the date hereof, and (viii) the issuance of Lock-Up Securities upon the exercise of warrants of the Company outstanding on the date hereof. The initial Lock-Up Period for the shareholders listed in Schedule C commenced on May 20, 2013 and the initial Lock-Up Period for the Company commenced on May 22, 2013, and each will continue and include the date that is 90 days after the date of the Final Memorandum.

(f) Except in accordance with the provisions of the lock-up letters substantially in the forms attached as Annex A, for the period specified in such letter, the Company shall not allow the persons listed in Schedule C to sell or otherwise transfer, without the prior written consent of the Representative, any Lock-Up Securities or securities convertible into or exchangeable or exercisable for any shares of Lock-Up Securities.

(g) The Company agrees with the several Initial Purchasers that the Company will pay all expenses incident to the performance of the obligations of the Company under this Agreement, for expenses incurred in connection with qualification of the Offered Securities for sale and determination of their eligibility for investment under the laws of such jurisdictions as the Representative designates and the preparation and printing of memoranda relating thereto, for fees and disbursements of counsel to the Initial Purchasers up to $100,000 in the aggregate, for any fees charged by investment rating agencies for the rating of Offered Securities, for expenses incurred in distributing the Final Memorandum (including any amendments and supplements thereto) to the Initial Purchasers and for expenses incurred for preparing, printing and distributing any Issuer Written Communication to investors or prospective investors, any applicable listing or other fees, all fees and expenses of the Trustee or any agent thereof, and for any travel expenses of the Company’s officers and employees and any other expenses of the Company in connection with attending or hosting meetings with prospective purchasers of the Offered Securities, excluding the cost of any aircraft chartered in connection with attending or hosting such meetings (such travel and other expenses in connection with such meetings, collectively, the “Road Show Expenses”).

(h) The Company shall apply the net proceeds from the sale of the Offered Securities being sold by the Company as set forth in the General Disclosure Package, and, except as disclosed in the General Disclosure Package, the Company does not intend to use any of the proceeds from the sale of the Offered Securities hereunder to repay any outstanding debt owed to any affiliate of any Initial Purchaser.

(i) The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to result in stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Offered Securities.

(j) None of the Company or any of its Affiliates will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any “security” (as defined in the Act) that could be integrated with the sale of the Offered Securities in a manner which would require the registration under the Act of the Offered Securities.

(k) The Company will not, and will not permit any of the subsidiaries of the Company or their respective Affiliates or persons acting on their behalf to, engage in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) in connection with the offering of the Offered Securities in any manner involving a public offering within the meaning of Section 4(a)(2) of the Act.

(l) For so long as any of the Offered Securities or the Underlying Securities issuable upon conversion of the Offered Securities are “restricted securities” within the meaning of Rule 144(a)(3) under the Act, the Company will make available at its expense, upon request, to any holder of such Offered Securities or Underlying Securities and any prospective purchasers thereof the information specified in Rule 144A(d)(4) under the Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act.

(m) For so long as the Offered Securities or the Underlying Securities issuable upon conversion of the Offered Securities are “restricted securities” within the meaning of Rule 144(a)(3) under the Act, the Company will not, and will use its best efforts not to permit any of its affiliates (as defined in Rule 144 under the Securities Act) to, resell any of the Offered Securities or Underlying Securities that have been acquired by any of them in a manner that would recommence the applicable holding period with respect to the Offered Securities and Underlying Securities under Rule 144.

(n) The Company will use its best efforts to permit the Non-Affiliate Securities to be eligible for clearance and settlement through The Depository Trust Company.

(o) The Company will use its best efforts to maintain the listing of the Maximum Number of Underlying Securities on the Nasdaq Global Select Market for as long as any Offered Securities are outstanding.

(p) The Company will reserve and keep available at all times, free of preemptive rights, the Maximum Number of Underlying Securities.

6. Conditions of the Obligations of the Initial Purchasers. The obligations of the several Initial Purchasers to purchase and pay for the Offered Securities on the Closing Date will be subject to the accuracy of the representations and warranties on the part of the Company herein (as though made on the Closing Date), to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:

(a) The Representative shall have received a letter, addressed to the Initial Purchasers, dated the date hereof, of PricewaterhouseCoopers LLP in form and substance reasonably satisfactory to the Initial Purchasers with respect to certain financial information included or incorporated by reference in the General Disclosure Package.

(b) The Representative shall have received a letter, addressed to the Initial Purchasers, dated the date hereof, of Ernst & Young LLP in form and substance reasonably satisfactory to the Initial Purchasers with respect to certain financial information included or incorporated by reference in the General Disclosure Package.

(c) Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as one enterprise which, in the judgment of the Representative, is material and adverse and makes it impractical or inadvisable to proceed with completion of the offering or the sale of and payment for the Offered Securities; (ii) any downgrading in the rating of any debt securities of the Company by any “nationally recognized statistical rating organization” (as defined for purposes of Section 3(a)(62) under the Exchange Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that the Company has been placed on negative outlook; (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls as would, in the judgment of the Representative, be likely to prejudice materially the success of the proposed issue, sale or distribution of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any material suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum or maximum prices for trading on such exchange; (v) or any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by U.S. federal or New York authorities; (vii) any major disruption of settlements of securities or clearance services in the United States or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States or the Philippines, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representative, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the offering or the sale of and payment for the Offered Securities.

(d) The Representative shall have received an opinion, dated the Closing Date, of Jones Day, counsel for the Company, as to the matters described in Annex B.

(e) The Representative shall have received from Davis Polk & Wardwell LLP, counsel for the Initial Purchasers, such opinion or opinions, dated the Closing Date, with respect to such matters as the Representative may require, and the Company shall have furnished to such counsel such documents as they may reasonably request for the purpose of enabling them to pass upon such matters.

(f) The Representative shall have received a certificate, dated the Closing Date, of the Chief Executive Officer or any Vice President and a principal financial or accounting officer of the Company in which such officers, to the best of their knowledge after reasonable investigation, shall state that: the representations and warranties of the Company in this Agreement are true and correct; the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; and, subsequent to the date of the most recent financial statements in the General Disclosure Package, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as a whole except as set forth in the General Disclosure Package or as described in such certificate.

(g) The Representative shall have received a letter, dated the Closing Date, of Ernst & Young LLP which meets the requirements of subsection (b) of this Section, except that the specified date referred to in such subsection will be a date not more than three days prior to the Closing Date for the purposes of this subsection.

(h) On or prior to the date of this Agreement, the Representative shall have received lock-up letters substantially in the form attached as Annex A from the persons listed in Schedule C, except as agreed upon by the Company and the Representative prior to the date of this Agreement.

(i) The Representative shall have confirmed payment from Total Gas & Power USA SAS of an amount equal to the Affiliate Securities Purchase Price by wire transfer to an account specified at the direction of the Representative.

(j) A Notice of Listing of Additional Shares relating to the Maximum Number of Underlying Securities has been submitted to the Nasdaq Global Select Market.

The Company will furnish the Representative with such conformed copies of such opinions, certificates, letters and documents as the Representative reasonably requests. The Representative may in its sole discretion waive on behalf of the Initial Purchasers compliance with any conditions to the obligations of the Initial Purchasers hereunder.

7. Representations and Warranties of the Initial Purchasers.

(a) Each of the Initial Purchasers represents and warrants to the Company (as to itself only) that (i) it has not and will not solicit offers for, or offer or sell, the Offered Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Act; and (ii) it has and will solicit offers for the Offered Securities only from, and will offer the Offered Securities only to persons whom the Initial Purchasers reasonably believe to be qualified institutional buyers as defined in Rule 144A promulgated under the Act (“QIBs”) or, if any such person is buying for one or more institutional accounts for which such person is acting as fiduciary or agent, only when such person has represented to the Initial Purchasers that each such account is a QIB, to whom notice has been given that such sale or delivery is being made in reliance on Rule 144A, and, in each case, in transactions under Rule 144A.

(b) Each of the Initial Purchasers represents and warrants (as to itself only) with respect to offers and sales outside the United States that (i) it has and will comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers Offered Securities or has in its possession or distributes any General Disclosure Package or Final Memorandum or any such other material, in all cases at its own expense; (ii) the Offered Securities have not been and will not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from the registration requirements of the Act; (iii) it is a QIB within the meaning of Rule 144A; and (iv) without the prior consent of the Company, other than one or more term sheets relating to the Offered Securities containing customary information, it has not made and will not make any offer relating to the Offered Securities that would constitute a “written communication” (within the meaning of the Act and the rules and regulations thereunder) prepared by or on behalf of the Company, or used or referred to by the Company, that constitutes an offer to sell or a solicitation of an offer to buy the Offered Securities other than the General Disclosure Package or the Final Memorandum, including without limitation, any road show relating the Offered Securities that constitutes such a written communication other than the Recorded Road Show (the “Supplemental Document”).

(c) Each Initial Purchaser, severally and not jointly represents and warrants and agrees with the Company that:

(i) in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), such Initial Purchaser has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of Offered Securities to the public in that Relevant Member State, other than: (A) to any legal entity which is a qualified investor as defined in the Prospectus Directive; (b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the Representative on behalf of the Initial Purchasers for any such offer; or (C) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Offered Securities shall require the Company or any Initial Purchaser to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive. For the purposes of the above, the expression an “offer of Offered Securities to the public” in relation to any Offered Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Securities to be offered so as to enable an investor to decide to purchase or subscribe for the Offered Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in that Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

(ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Offered Securities in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Securities in, from or otherwise involving the United Kingdom.

8. Indemnification and Contribution. (a) The Company will indemnify and hold harmless each Initial Purchaser, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls such Initial Purchaser within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange Act, other federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the General Disclosure Package, any Issuer Written Communication or Final Memorandum, or, in each case, arise out of or are based upon the omission or alleged omission, of a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Initial Purchaser through the Representative, if any, specifically for use therein, it being understood and agreed that the only such information furnished by any Initial Purchaser consists of the information described as such in subsection (b) below.

(b) Each Initial Purchaser will severally and not jointly indemnify and hold harmless the Company, each of its directors and each of its officers and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange

Act (each an “Initial Purchaser Indemnified Party”), against any losses, claims, damages or liabilities to which such Initial Purchaser Indemnified Party may become subject, under the Act, the Exchange Act, other federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of any the General Disclosure Package, any Issuer Written Communication or Final Memorandum, or arise out of or are based upon the omission or the alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Initial Purchaser through the Representative, if any, specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Initial Purchaser Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability or action, as such expenses are incurred, it being understood and agreed that the only such information furnished by any Initial Purchaser consists of the following information in each General Disclosure Package and Final Memorandum furnished on behalf of each Initial Purchaser: the first sentence of the fourth paragraph, the third sentence of the ninth paragraph, the entirety of the tenth paragraph and the entirety of the twelfth paragraph under the heading “Plan of Distribution” in the General Disclosure Package and Final Memorandum.

(c) Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.

(d) If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a), (b) or (c) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a), (b) or (c) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchasers on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Initial Purchasers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Initial Purchasers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Initial Purchasers. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, or the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Offered Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint.

(e) The obligations of the Company under this Section shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Initial Purchaser within the meaning of the Act; and the obligations of the Initial Purchasers under this Section shall be in addition to any liability which the respective Initial Purchasers may otherwise have and shall extend, upon the same terms and conditions, to each director of the Company, to each officer of the Company and to each person, if any, who controls the Company within the meaning of the Act.

9. Default of Initial Purchasers. If any Initial Purchaser or Initial Purchasers default in their obligations to purchase Offered Securities hereunder on the Closing Date and the aggregate principal amount of Offered Securities that such defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase does not exceed 10% of the total principal amount of Offered Securities that the Initial Purchasers are obligated to purchase on the Closing Date, the Representative may make arrangements satisfactory to the Company for the purchase of such Offered Securities by other persons, including any of the Initial Purchasers, but if no such arrangements are made by the Closing Date, the non-defaulting Initial Purchasers shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Initial Purchasers agreed but failed to purchase on the Closing Date. If any Initial Purchaser or Initial Purchasers so default and the aggregate principal amount of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of Offered Securities that the Initial Purchasers are obligated to purchase on the Closing Date and arrangements satisfactory to the Representative and the Company for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Initial Purchaser or the Company, except as provided in Section 10. As used in this Agreement, the term “Initial Purchaser” includes any person substituted for an Initial Purchaser under this Section. Nothing herein will relieve a defaulting Initial Purchaser from liability for its default.

10. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and of the several Initial Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Initial Purchaser, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If this Agreement is terminated pursuant to Section 9 or if for any reason the purchase of the Offered Securities by the Initial

Purchasers is not consummated, the Company shall remain responsible for the expenses to be paid or reimbursed by them pursuant to Section 5 and the respective obligations of the Company and the Initial Purchasers pursuant to Section 8 shall remain in effect, and if any Offered Securities have been purchased hereunder the representations and warranties in Section 2 and all obligations under Section 5 shall also remain in effect. If the purchase of the Offered Securities by the Initial Purchasers is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 9 or the occurrence of any event specified in clause (iii), (iv), (vi), (vii) or (viii) of Section 6(c), the Company will reimburse the Initial Purchasers for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities.

11. Notices. All communications hereunder will be in writing and, if sent to the Initial Purchasers, will be mailed, delivered or telegraphed and confirmed to the Representative c/o Deutsche Bank Securities Inc., 60 Wall Street, 4th Floor, New York, New York 10005, Attention: Equity Capital Markets – Syndicate Desk, fax: (212) 797-9344 , with a copy to Deutsche Bank Securities Inc., 60 Wall Street, 36th Floor, New York, New York 10005, Attention: General Counsel, fax: (212) 797-4564, or, if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at 77 Rio Robles, San Jose, California 95134 (Fax: 408-240-5400), Attention: Chief Financial Officer, with a copy to Jones Day, 1755 Embarcadero Road, Palo Alto, California 94303, Attention: Stephen E. Gillette, Esq. (Fax: 650-739-3900); provided, however, that any notice to an Initial Purchaser pursuant to Section 8 will be mailed, delivered or telegraphed and confirmed to such Initial Purchaser.

12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder.

13. Representation of Initial Purchasers. The Representative will act for the several Initial Purchasers in connection with this financing, and any action under this Agreement taken by the Representative will be binding upon all the Initial Purchasers.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

15. Absence of Fiduciary Relationship. The Company acknowledges and agrees that:

(a) each Representative is acting solely as a principal in connection with the sale of the Offered Securities and no fiduciary, advisory or agency relationship between the Company and such Representative has been created in respect of any of the transactions contemplated by this Agreement, irrespective of whether such Representative has advised or is advising the Company on other matters;

(b) the price of the Offered Securities set forth in this Agreement was established by the Company following discussions and arms-length negotiations with the Representative and the Company is capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) it has been advised that the Representative and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company, and the Representative has no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; and

(d) it waives, to the fullest extent permitted by law, any claims it may have against each Representative for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that such Representative shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company.

16. Research Independence. In addition, the Company acknowledges that the Initial Purchasers’ research analysts and research departments are required to be independent from their respective investment banking divisions and are subject to certain regulations and internal policies, and that such Initial Purchasers’ research analysts may hold and make statements or investment recommendations and/or publish research reports with respect to the Company and/or the offering that differ from the views of its investment bankers. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the Initial Purchasers with respect to any conflict of interest that may arise from the fact that the views expressed by their independent research analysts and research departments may be different from or inconsistent with the views or advice communicated to the Company by such Initial Purchasers’ investment banking divisions. The Company acknowledges that each of the Initial Purchasers is a full service securities firm and as such from time to time, subject to applicable securities laws, may effect transactions for its own account or the account of its customers and hold long or short positions in debt or equity securities of the Company.

17. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.

The Company hereby submits to the exclusive jurisdiction of the federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

If the foregoing is in accordance with the Representative’s understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement among the Company and the several Initial Purchasers in accordance with its terms.

Very truly yours,

SUNPOWER CORPORATION

By:	/s/ Signature
Name:
Title:

The foregoing Purchase Agreement is hereby confirmed and accepted as of the date first above written.

DEUTSCHE BANK SECURITIES INC.

Acting on behalf of itself and as a Representative of the several Initial Purchasers

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Andrew Yaeger
Name:	Andrew Yaeger
Title:	Managing Director

By:	/s/ Faiz Khan
Name:	Faiz Khan
Title:	Director

[Signature Page to Purchase Agreement]